UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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NORTHSTAR REALTY FINANCE CORP.

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To the Stockholders of NorthStar Realty Finance Corp.:

It is my pleasure to invite you to NorthStar Realty Finance Corp.’s 2007 Annual Meeting of Stockholders.

The 2007 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), will be held at the Omni Berkshire Place Hotel at 21 East 52nd Street — Sutton Room, New York, New York on May 24, 2007, beginning at 10:00 a.m., local time.

This booklet includes a notice of meeting, a proxy statement, proxy card, self-addressed envelope, and Annual Report to Stockholders for the fiscal year ended December 31, 2006.

It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

We look forward to seeing you at the meeting.

Sincerely, /s/ David T. Hamamoto DAVID T. HAMAMOTO President and Chief Executive Officer

April 27, 2007

New York, New York

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2007
____________________

To the Stockholders of NorthStar Realty Finance Corp.:

The 2007 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), will be held at the Omni Berkshire Place Hotel at 21 East 52nd Street — Sutton Room, New York, New York on May 24, 2007, beginning at 10:00 a.m., local time. The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

1)	a proposal to elect eight directors, each to serve until the 2008 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2)	a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

3)	a proposal to approve Amendment No. 2 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan; and

4)	any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This notice is accompanied by the Company’s proxy statement, proxy card, self-addressed envelope, and the Company’s Annual Report to Stockholders for the year ended December 31, 2006.

Stockholders of record at the close of business on April 24, 2007 will be entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors /s/ Albert Tylis ALBERT TYLIS Executive Vice President and General Counsel
April 27, 2007
New York, New York

Stockholders are invited to visit the Corporate Governance section of our web site at www.nrfc.com.

NorthStar Realty Finance Corp.

399 Park Avenue

New York, New York 10022

(212) 319-3400

____________________

PROXY STATEMENT

____________________

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2007

i

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors of NorthStar Realty Finance Corp., a Maryland corporation, for use at the 2007 annual meeting of stockholders to be held on May 24, 2007, at 10:00 a.m., local time, and any adjournments or postponements thereof. “We,” “our,” “us,” and “the Company” each refers to NorthStar Realty Finance Corp. We conduct substantially all of our operations and make our investments through our operating partnership, of which we are the sole general partner. References to our operating partnership refer to NorthStar Realty Finance Limited Partnership, and references to operating partnership units refer to limited partnership interests in NorthStar Realty Finance Limited Partnership.

The mailing address of our executive office is 399 Park Avenue, New York, New York 10022. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, on or about April 27, 2007. Our common stock is the only security entitled to vote at the annual meeting, and we refer to this security in this proxy statement as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2006.

A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Grant Thornton LLP, an independent registered public accounting firm, has provided services to us during the past fiscal year, which included the examination of our annual report on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings and accounting consultations. A representative of Grant Thornton LLP is expected to be present at the annual meeting, will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Matters to be Considered and Voted Upon at the Annual Meeting

At the annual meeting, our stockholders will consider and vote upon:

1)	a proposal to elect eight directors, each to serve until the 2008 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

2)	a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

3)	a proposal to approve Amendment No. 2 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan (as amended, the “Incentive Plan”); and

4)	any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 27, 2007.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, telegraph or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on April 24, 2007 and will provide reimbursement for the cost of forwarding the material.

In addition, we have engaged MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $5,000, plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

As of the close of business on April 24, 2007, there were 61,344,601 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 24, 2007, are entitled to vote at the annual meeting or any adjournment or postponement thereof.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted in determining the presence of a quorum. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, banks, brokers and other nominees who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent registered public accounting firm.

Required Quorum/ Vote

A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you hold your shares in your own name as holder of record and return a valid proxy or attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the board of directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any one or more of them. A vote “withheld” or a broker non-vote, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this selection is not ratified by holders of our voting securities, the Audit Committee may reconsider its appointment and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.

Approval of the amendment to the Incentive Plan, as specified in Proposal 3, requires, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the annual meeting, provided that the total votes cast on the matter represent more than 50% in interest of all shares entitled to vote thereon. For purposes of Proposal 3, abstentions will be treated as votes cast and will have the same effect as a vote against the matter. “Broker non-votes” will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

1)	FOR the election of each of the nominees to our board of directors;

2)	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

3)	FOR the approval of the amendment to the Incentive Plan; and

4)	in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.

Voting

If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

Right to Revoke Proxy

If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the date of the annual meeting, to our General Counsel, at 399 Park Avenue, New York, New York 10022;

•	sign and mail a new, later dated proxy card to our General Counsel at the address specified above that is received prior to the date of the annual meeting; or

•	attend the annual meeting and vote your shares in person.

If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being mailed to stockholders entitled to vote at the annual meeting with these proxy materials and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Annual Report

We make available free of charge through our website at www.nrfc.com under the heading “Investor Relations” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports. Requests for copies should be addressed to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s (“SEC”) home page on the Internet at www.sec.gov. Neither our Annual Report on Form 10-K for the year ended December 31, 2006, nor our 2006 Annual Report to Stockholders, is part of the proxy solicitation materials.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same last name and address will receive only one copy of our Annual Report to Stockholders for 2006, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders for 2006, please request a copy in writing from NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel, and a copy will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future annual reports to stockholders and other stockholder communications, notify our General Counsel in writing at the following address: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Report to Stockholders for 2006, and you wish to receive only a single copy for your household, please contact our General Counsel as indicated above.

Voting Results

American Stock Transfer & Trust Company will have a representative present at the annual meeting and count the votes and act as the Inspector of Election. We will publish the voting results in our Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007, which we plan to file with the SEC in August 2007.

Confidentiality of Voting

We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, to examine these documents.

Recommendations of the Board of Directors.

The board of directors recommends a vote:

1)	FOR the election of each of the nominees to our board of directors;

2)	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2007;

3)	FOR the approval of the amendment to the Incentive Plan; and

4)	in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS
General

Our board of directors presently consists of eight members. At this year’s annual meeting, the term of all eight directors will expire.

At the annual meeting, stockholders will vote on the election of Messrs. William V. Adamski, Preston C. Butcher, David T. Hamamoto, Wesley D. Minami, Louis J. Paglia, W. Edward Scheetz and Frank V. Sica and Ms. Judith A. Hannaway for a one-year term ending at the 2008 annual meeting of stockholders and until their successors are duly elected and qualified.

The following table sets forth information concerning our directors, including those who are nominees for reelection, as of the date of this proxy statement.

Current Directors Who are Nominees for Reelection

Name	Age
William V. Adamski	50
Preston C. Butcher	68
David T. Hamamoto	47
Judith A. Hannaway	55
Wesley D. Minami	50
Louis J. Paglia	49
W. Edward Scheetz	42
Frank V. Sica	56

Set forth below is biographical information regarding each of our directors.

William V. Adamski. Mr. Adamski has been one of our directors since September 2004. Since March 2005, he served as chief executive officer of NY Credit Advisors and as a member of its board of trustees since November 2006. From April 2000 until February 2005, Mr. Adamski was the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 until March 2000, Mr. Adamski was a managing director at Credit Suisse First Boston LLC, where he led the real estate finance effort and was responsible for the origination and structuring of all real estate products. From 1990 until 1995, Mr. Adamski was senior vice president at Lazard Frerés & Co., where he was responsible for corporate and other real estate transactions. Mr. Adamski currently sits on the Cornell Real Estate Advisory Board, which invests the university’s endowment in real estate, and is the chairman of the Board of Governors of Mercy Medical Center. Mr. Adamski graduated from Cornell University in 1979 with a bachelor of arts in mathematics and from the New York University Leonard N. Stern School of Business in 1981 with a masters in business administration.

Preston C. Butcher. Mr. Butcher has been one of our directors since September 2004. Since 1998, he has been Chairman and Chief Executive Officer of Legacy Partners (formerly known as Lincoln Property Company N.C., Inc.), a real estate and development and management firm, in Foster City, California. Legacy Partners develops and manages income property in the western United States. From 1967 to 1998, Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. Mr. Butcher co-founded, formerly served as Chairman of the Board of Directors, and presently serves on the Executive Committee of the National Multi-Housing Council, a national trade association whose members are the major apartment owners and managers throughout the United States. He also co-founded and currently serves as a Director of the California Housing Council. He is a director of the Charles Schwab Corp., a securities brokerage and related financial services firm. He received his B.S. in Electrical Engineering from the University of Texas at Austin.

David T. Hamamoto. Mr. Hamamoto has been one of our directors and our president and chief executive officer since October 2003. Mr. Hamamoto co-founded NorthStar Capital in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as co-chairman of the board of directors and a co-chief executive officer of NorthStar Capital, and as chairman of the board of Morgans Hotel Group Co. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Judith A. Hannaway. Ms. Hannaway has been one of our directors since September 2004. Currently, Ms. Hannaway is a consultant to various financial institutions. Previously, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed end funds, off-shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real-Estate Product Manager. Ms. Hannaway received her B.A. from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management.

Wesley D. Minami. Mr. Minami has been one of our directors since September 2004. Since 2003, he has been President of Billy Casper Golf LLC. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the New York Stock Exchange. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith, an apartment company listed on the New York Stock Exchange. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami serves as a director of Ashford Hospitality Trust. Mr. Minami earned his B.A. in Economics, with honors, from Grinnell College and his M.B.A. in Finance from the University of Chicago.

Louis J. Paglia. Mr. Paglia has been one of our directors since February 2006. From April 2002 to March 2006, Mr. Paglia was the Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia was also President of UIL Holdings’ investment subsidiaries. From July 2002 through April 2005, Mr. Paglia also served as UIL Holdings’ Chief Financial Officer. From 1999 to 2001, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to 1999, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc. and Emisphere Technologies, Inc. Mr. Paglia received a B.S. from Massachusetts Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania.

W. Edward Scheetz. Mr. Scheetz has been the chairman of our board of directors since April 2004. Mr. Scheetz is currently the Chief Executive Officer of Morgans Hotel Group Co. In July 1997, Mr. Scheetz co-founded NorthStar Capital and became one of its co-chief executive officers. Mr. Scheetz currently serves as a co-chairman of the board of directors and co-chief executive officer of NorthStar Capital. Prior to founding NorthStar Capital, Mr. Scheetz was a partner from 1993 to 1997 at Apollo Real Estate Advisors where he was responsible for the investment activities of Apollo Real Estate Investment Fund I and II. From 1989 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures where he was responsible for that firm’s opportunistic real estate investment activities. Mr. Scheetz received an A.B. in economics from Princeton University.

Frank V. Sica. Mr. Sica has been one of our directors since September 2004. Since 2006, he also serves as a Managing Director at Tailwind Capital, a private equity firm. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management LLC. During that period he was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, the management company for the Private Equity and Real Estate activities of Soros Fund Management, LLC. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director at Morgan Stanley Dean Witter & Co. In 1996, he was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. From 1981 to 1988, Mr. Sica was in the Mergers and Acquisitions Group at Morgan Stanley. Mr. Sica is a Director of CSG Systems, Inc., JetBlue Airways and Kohl’s Corporation. Mr. Sica is also a Trustee of Wesleyan University, a member of the Board of Overseers for the Amos Tuck School of Business at Dartmouth College, a board member of the Cancer Research Institute and a member of the Board of Governors of Lawrence Hospital Center.

Corporate Governance Profile

We are committed to good corporate governance practices and, as such, we have adopted the formal corporate governance guidelines and codes of ethics discussed below to enhance our effectiveness.

Code of Ethics for Senior Financial Officers

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers of the Company. The code is available on our website at www.nrfc.com under the heading “Investor Relations — Governance.” Amendments to, and waivers from, the senior financial officer code of ethics will be disclosed on our website at www.nrfc.com under the heading “Investor Relations — Governance.”

Code of Business Conduct and Ethics

We have adopted a code of corporate ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. The code is available on our website at www.nrfc.com under the heading “Investor Relations — Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Corporate Governance Guidelines

We have adopted corporate governance guidelines to assist the board in the exercise of its responsibilities. The guidelines govern, among other things, board member qualifications, responsibilities, education and management succession. A copy of the corporate governance guidelines may be found on our website at www.nrfc.com under the heading “Investor Relations — Governance Documents” and are also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Board Committees

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these committees has adopted a charter. Each of these committees has three directors and is composed exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange. Moreover, the Compensation Committee is composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors” in section 162(m) of the Internal Revenue Code.

During the year ended December 31, 2006, the board of directors met on ten occasions and acted by written consent on two occasions. Each director then serving attended at least 75% of the meetings of the board of directors (other than Messrs. Butcher and Sica) and each committee of the board of directors on which such director served. All directors attended last year’s annual meeting.

The following table shows the membership of the various committees:

Audit	Compensation	Nominating and Corporate Governance
Wesley D. Minami*	William V. Adamski*	Judith A. Hannaway*
Louis J. Paglia	Louis J. Paglia	Wesley D. Minami
Judith A. Hannaway	Frank V. Sica	William V. Adamski

* Denotes Chairperson
Audit Committee

Our Audit Committee held five meetings in 2006. Its report is on page 34. Our board of directors has determined that all three members of the Audit Committee are independent and financially literate under the rules of the New York Stock Exchange and that at least two members, Mr. Minami, who chairs our Audit Committee, and Mr. Paglia, are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission. The Audit Committee is responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting the board in its oversight of our internal controls over financial reporting.

A copy of the Audit Committee charter is available on our website at www.nrfc.com, under the heading “Investor Relations —Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Compensation Committee

Our Compensation Committee held five meetings in 2006. Its report is on page 30. Our board of directors has determined that all three members of the Compensation Committee are independent under the rules of the New York Stock Exchange. Mr. Adamski chairs the Compensation Committee. The Compensation Committee is responsible for, among other things, determining compensation for our executive officers, administering our equity compensation plans, and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement.

A copy of the Compensation Committee charter is available on our website at www.nrfc.com, under the heading “Investor Relations — Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee held two meetings in 2006. Our board of directors has determined that all three members of the Nominating and Corporate Governance Committee are independent under the rules of the New York Stock Exchange. Ms. Hannaway chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to the board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.nrfc.com, under the heading “Investor Relations — Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022, Attn: General Counsel.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or employee participation on the Compensation Committee that requires disclosure.

Director Independence

Of our eight directors, five have been determined by our board of directors to be independent for purposes of the New York Stock Exchange listing standards. In determining director independence, the board of directors reviewed, among other things, whether any transactions or relationships exist currently or, existed since our incorporation, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, the board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the New York Stock Exchange for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent.

The board also examined whether there were any transactions or relationships between each director and members of our senior management or our affiliates.

As a result of its review, the board affirmatively determined at a meeting held on April 24, 2007, that Messrs. Adamski, Minami, Paglia and Sica and Ms. Hannaway were independent under the New York Stock Exchange listing standards.

Lead Director; Communication with the Lead Director or Independent Directors

The New York Stock Exchange listing standards require New York Stock Exchange-listed companies to disclose in their annual proxy statements: (i) the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors; and (ii) a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. The Lead Director of the board presides at all regularly-scheduled executive sessions of the non-management members or independent members of the board. Ms. Hannaway is currently the Lead Director of the board. We currently anticipate that the position of Lead Director will be rotated on an annual basis.

Interested parties wishing to communicate directly with the Lead Director or the non-management members of the board as a group should address their inquires to the General Counsel by mail sent to our principal executive office located at 399 Park Avenue, New York, New York 10022. The mailing envelope should contain a clear notification indicating that the enclosed letter is a “Stockholder-Lead Director Communication” or “Stockholder-Non-Management Director Communication.” All communications will be promptly relayed to the appropriate recipient(s).

Stockholder Communications with Directors

The board of directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the board by mail. To communicate with the board of directors, any individual directors or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no filings on such forms were required for those persons, we believe that all such filings required to be made during and with respect to the fiscal year ended December 31, 2006 by Section 16(a), with the exception of one Form 4 filing for Mr. Scheetz, were timely made.

Director Nomination Procedures

The Nominating and Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the Nominating and Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

In the future, the Nominating and Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

The Nominating and Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the board of directors, the Nominating and Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

The Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022. Director recommendations submitted by stockholders should include the following:

•	the name, age, business address and residence address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

•
all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Director Attendance at Annual Meeting

We do not currently maintain a policy requiring our directors to attend the annual meeting of stockholders; however, directors are invited and encouraged to attend. All of our directors attended the 2006 annual meeting of stockholders.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our board of directors and serve at the discretion of our board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Age	Position
David T. Hamamoto*	47	President, Chief Executive Officer and Director
Andrew C. Richardson	40	Chief Financial Officer, Executive Vice President and Treasurer
Jean-Michel Wasterlain	49	Chief Investment Officer and Executive Vice President
Daniel R. Gilbert	37	Executive Vice President
Richard J. McCready	48	Chief Operating Officer, Executive Vice President and Secretary
Daniel D. Raffe	44	Executive Vice President
______________
* Biographical information is provided above under “Board of Directors.”

Set forth below is biographical information regarding each of our executive officers.

Andrew C. Richardson. Mr. Richardson has been our executive vice president, chief financial officer and treasurer since April 2006. From March 2000 to April 2006, Mr. Richardson was head of the capital markets group for iStar Financial Inc., most recently as executive vice president. While at iStar Financial, Mr. Richardson was responsible for its capital raising activities, investor relations functions and had an integral role in expanding iStar’s shareholder and lender constituencies. Mr. Richardson joined iStar Financial from Salomon Smith Barney, where from 1995 to 2000 he was an investment banker in the Global Mergers and Acquisitions and Real Estate and Lodging Groups, most recently serving as a vice president providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Prior to joining Salomon Smith Barney, from 1988 to 1993 Mr. Richardson worked for Ernst & Young LLP and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

Jean Michel (Mitch) Wasterlain. Mr. Wasterlain has been our chief investment officer and one of our executive vice presidents since our initial public offering in October 2004. Mr. Wasterlain has primary responsibility for our real estate securities business. From July 2002 until October 2004, Mr. Wasterlain served as a vice president of NorthStar Capital. Prior to joining NorthStar Capital in 2002, Mr. Wasterlain co-founded in November 1996 and was a managing director of CGA Investment Management and was responsible for all of the firm’s real estate business. Prior to joining CGA Investment Management, Mr. Wasterlain managed a real estate lending and securitization business at ING Barings and worked in real estate investment banking at Lehman Brothers. Mr. Wasterlain graduated from Stanford University and holds an M.B.A. from the Wharton School of the University of Pennsylvania.

Daniel R. Gilbert. Mr. Gilbert has been one of our executive vice presidents since our initial public offering in October 2004. Mr. Gilbert has primary responsibility for our real estate debt business. From July 2004 until October 2004, Mr. Gilbert served as an executive vice president and managing director of mezzanine lending of NorthStar Capital, which included responsibility for the oversight of the NSF Venture. From 1994 to 2004, Mr. Gilbert held a number of positions with Merrill Lynch & Co., in its Global Principal Investments and Commercial Real Estate department. Most recently, Mr. Gilbert managed a group with global responsibility for Merrill Lynch’s relationships with its top tier real estate investor clients and engaging in strategic principal investments in real estate opportunity funds. For the prior six years, he was responsible for originating principal investments in mortgage loans, subordinated notes, mezzanine loans, preferred equity, distressed debt and related commercial mortgage-backed securities, or CMBS. Mr. Gilbert’s early work at Merrill Lynch focused on CMBS transactions and the acquisition of distressed mortgage loan portfolios. In 1996, Mr. Gilbert left Merrill Lynch for a brief time to work for a management consulting firm, where he advised senior management and directors on shareholder value creation. Prior to 1994, he held accounting and legal related roles at Prudential Securities Incorporated. Mr. Gilbert graduated from Union College with degrees in Political Science and Anthropology.

Richard J. McCready. Mr. McCready has been our Chief Operating Officer and one of our executive vice presidents since April 2006. Since our initial public offering in Oct. 2004 to April 2006, Mr. McCready served as our General Counsel and Secretary. Mr. McCready has served as the chief operating officer and secretary of NorthStar Capital since 1998 and its president and chief operating officer since October 2005 and is a member of NorthStar Capital’s Board of Directors. Prior to joining NorthStar Capital, Mr. McCready had been the president, chief operating officer and a director of First Winthrop Corporation, a manager of commercial properties. Prior to joining First Winthrop in 1990, he was in the Corporate and Real Estate Finance group at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mr. McCready graduated from the University of New Hampshire and holds a Juris Doctorate from Boston College Law School.

Daniel D. Raffe. Mr. Raffe has been one of our executive vice presidents since April 2006 and was a managing director from November 2005. Mr. Raffe is responsible for running our Real Estate Net Lease Acquisitions business. Mr. Raffe has 17 years of real estate and legal expertise. Prior to joining the Company, Mr. Raffe was with GE Business Property since 2002 as a vice president, responsible for leading real estate net lease acquisitions and structured finance transactions in the Eastern and Midwest United States. Prior to that, from 1997 to June 2000 Mr. Raffe was a managing director at Cushman & Wakefield, Inc. where he advised corporate owners of real estate on the best financial strategies for their real estate holdings, and structured and implemented sale leaseback, synthetic lease and other real estate finance transactions. Prior to Cushman & Wakefield, Mr. Raffe worked for both Capital Lease Funding, L.P. and Kidder Peabody where he engaged in a variety of commercial real estate finance transactions including sale leasebacks, net lease acquisitions and financings and other whole loan originations. Mr. Raffe began his career with the law firm of Dewey Ballantine. Mr. Raffe graduated from Indiana University with a degree in Accounting and also received a law degree from Georgetown University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
General

This section describes the process that the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for our executive officers. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of our executive officers. The Compensation Committee reviews and approves individual executive officer salaries, bonuses and other equity-based awards.
Compensation Policies and Objectives

Compensation of our executive officers reflects and supports the goals and strategies that we establish. Our compensation programs are designed to link compensation with performance and to provide competitive levels of compensation relative to our peers and other companies that may compete for the services of our executive officers. We compensate our executive officers through a mix of base salary, bonus (both cash and equity based) and long-term equity compensation. The Compensation Committee has established the following primary objectives in determining the compensation of our executive officers:

•	to attract and retain high-performing, in-demand executive talent by paying competitive levels of compensation;

•	to provide equity-based incentives that aligns our executive officer’s interests with the long-term interests of our stockholders; and

•	to provide rewards consistent with corporate performance and growth.

Compensation Benchmarking and Peer Group

The Compensation Committee approves all compensation and equity awards for our executive officers, which include our chief executive officer, chief financial officer, chief operating officer, chief investment officer and two of our executive vice presidents. The Compensation Committee largely considers compensation for such executive officers in light of competitive compensation levels, among other things, and has the sole authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In this regard, the Compensation Committee engaged SMG Advisory Group LLC, an independent consulting firm specializing in compensation matters in the REIT industry, which we refer to as SMG. In determining compensation for our executive officers for 2006, the Compensation Committee relied on a study prepared by SMG comparing compensation levels of our executive officers with those of a competitive peer group. The Compensation Committee annually evaluates the peer group proposed by SMG and believes that it is appropriate to include a diverse group of companies in the peer group in terms of size, location, market capitalization, earnings and business strategy because of the complex nature of our business and the demand for highly talented and skilled employees in the real estate finance sector that are transferable to a diverse group of companies.

In 2006, the peer group consisted of the following companies (in alphabetical order): American Financial Realty Trust; American Home Mortgage Investment Corp.; Annaly Mortgage Management, Inc.; Arbor Realty Trust; Capital Trust, Inc.; Capstead Mortgage Corporation; CapitalSource, Inc.; CIT Group, Inc.; iStar Financial Inc.; Lexington Corporate Properties Trust; New Century Financial Corporation; RAIT Investment Trust; Redwood Trust, Inc.; and three externally-managed REITs. Additionally, the Compensation Committee closely considers the compensation paid by hedge funds and private equity funds in the real estate and finance sectors due to the active recruiting of talented professionals undertaken by these companies, particularly in the New York City area. Furthermore, the Compensation Committee reviewed and considered compensation paid by certain equity REITs and also gave consideration to compensation paid to real estate groups within investment banks.

The Compensation Committee uses the peer group compensation data primarily to ensure that the total direct compensation for our executive officers is within a particular range of comparative pay of the peer group companies, which is evaluated annually based on our performance. Additionally, while peer group market data provides a useful starting point for compensation decisions, the Compensation Committee also considers other factors that are consistent with our compensation objectives.

According to the analysis prepared by SMG, for the 2006 fiscal year, the Company ranked: (i) second out of the peer group companies in terms of total return to shareholders with a 79.5% total return to shareholders, compared to an average of 32.8% for the peer group; (ii) second out of the peer group companies in terms of AFFO per share growth with a 73.6% growth in AFFO per share, compared to an average of 10.9% for the peer group; and (iii) second out of the peer group companies in terms of dividend growth per share with a 51.3% growth in annual dividends per share, compared to an average of 3.5% for the peer group.

Determination of Compensation Awards

In determining compensation packages for individual executive officers, the Compensation Committee considers the overall compensation for each executive officer and then allocates that compensation among base salary, bonus and incentive compensation in such a way as to maximize our retention capabilities and to best align the interests of our executive team with that of our stockholders. At the executive levels, the incentive compensation is designed to reward: (i) company-wide performance by linking awards to our financial performance and growth, including total return to stockholders, adjusted funds from operations, or AFFO, and dividends per share; and (ii) the individual performance, responsibility and experience of our executive officers.

Annually, based on discussions with the Compensation Committee and their analysis performed, SMG makes preliminary recommendations to the Compensation Committee with respect to ranges of executive officer compensation, including recommendations with respect to equity compensation plans. The Compensation Committee then reviews SMG’s preliminary proposals and engages in a direct dialogue with SMG. Management will also assist the Compensation Committee and SMG by providing information and feedback, to the extent requested. Additionally, the Compensation Committee discusses proposals with our chief executive officer to seek his recommendations regarding the compensation of the other executive officers. After these preliminary stages and the collection of information, SMG provides more specific recommendations with respect to executive officer compensation. During the compensation review process, the Compensation Committee typically holds several meetings towards the end/beginning of each fiscal year. In 2006, between mid-December and mid-February, the Compensation Committee held four meetings primarily relating to executive compensation. The Compensation Committee has set a policy that only the Chief Executive Officer and the General Counsel may attend Compensation Committee meetings and communicate with the Compensation Committee or SMG relating to executive compensation. Additionally, the Compensation Committee holds executive sessions at these meetings without the Chief Executive Officer and the General Counsel present and with and without SMG present. Through the meeting process and continued dialogue with SMG and, if necessary, the Chief Executive Officer and General Counsel, the Compensation Committee ultimately makes the final determination on executive compensation, which it provides to the Chief Executive Officer who then informs the other executive officers.

Equity Grant Policies

We typically make our annual equity grants at the first or second meeting of the Compensation Committee of each year, but in no event later than January 31st of each year. This timeline enables us to consider performance targets of the prior year and weigh them against our expectations for the current year. The awards are also made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Our practice is to determine the dollar amount of equity compensation that we want to provide and to then grant a number of LTIP units that have a fair market value equal to that amount on the date of grant. LTIP units represent units of partnership interest which are structured as profits interest in our operating partnership and which, conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, may be converted, at the election of the holder, into one common unit of partnership interest in our operating partnership. Upon the election of a holder, each such operating partnership unit is then redeemable for cash equal to the then fair market value of one share of our common stock or, at our option, one share of our common stock. We determine the fair market value of LTIP units based upon the closing price of our common stock on the day of determination and we do not apply a discount to LTIP units relative to our common stock even though LTIP units may never become redeemable for common stock and even though the LTIP units vest over a three year period and are subject to forfeiture if an executive officer is not employed by the Company. We do, however, pay dividends on the entire amount of all LTIP grants beginning on the date of grant. Additionally, grants to new hires are made on their respective start dates and the price used to determine the number of LTIP units that are granted is the closing price of our stock on the business day preceding their employment start date. We do not have any practice to time the grant of LTIP units in conjunction with the release of material, non-public information.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested because earned and/or vested equity awards do not have retention value. Additionally, it is our belief that competitors seeking to hire our employees would not give credit for equity ownership in our company and, accordingly, to remain competitive, we would not give credit for ownership levels either. Additionally, at this time the Compensation Committee has not set minimum share ownership requirements for our executive officers.

Elements of Compensation

The key elements of our executive compensation program are as follows:

Base Salary

The Compensation Committee’s base salary recommendations are dependent upon our overall performance and the scope of each executive officer’s responsibilities, experience, sustained performance and contributions to our business. The Compensation Committee’s strong desire to keep the base salary levels of our executive officers competitive with the base salaries of other executives with similar responsibilities at comparable companies is a significant factor in making base salary determinations. Each executive officer’s base salary is set to reflect levels that the Compensation Committee has determined are commensurate with the level of performance of each of our executive officers. The base salaries of our named executive officers for 2007 are as follows: David T. Hamamoto - $950,000; Andrew C. Richardson - $500,000; Daniel R. Gilbert - $500,000; Jean-Michel Wasterlain - $500,000; and Richard J. McCready - $250,000.

Bonuses

In determining the actual bonus payable to each executive officer, the Compensation Committee focuses on:

•	overall company performance;

•	each executive officer’s contribution to the performance of the company;

•	competitive compensation practices; and

•	balancing our executive officers’ interests with those of our stockholders.

In determining company performance, the Compensation Committee believes that total return to stockholders is a particularly good measure in determining the value that our executive officers provide to our stockholders. However, because total return is not exclusively a product of company performance, but also depends on market factors outside the control of our executive officers, the Compensation Committee believes it is important to include AFFO growth as a critical factor in determining executive bonuses. Additionally, in determining individual performance, if a particular executive officer has broader corporate responsibility than one business line, such as our chief financial officer or chief operating officer, their bonus is based on a broader set of company-wide factors, rather than the specific production of a particular business unit.

Annual Cash Bonuses

Our executive officers receive annual cash bonuses that are intended to compensate them for achieving or exceeding financial goals and corporate objectives. The Compensation Committee has not adopted a formal cash bonus plan and used its discretion and experience to determine appropriate cash bonuses for our executive officers for the 2006 fiscal year. Based on our performance relative to our goals and objectives and based on our performance relative to our peer group, the Compensation Committee approved the following cash bonuses for our named executive officers for the 2006 fiscal year: David T. Hamamoto - $1,500,000; Andrew C. Richardson - $650,000; Daniel R. Gilbert - $650,000; Jean-Michel Wasterlain - $650,000; and Richard J. McCready - $350,000.

At the beginning of 2007, the Compensation Committee gave consideration to adopting a more formal cash bonus plan, but ultimately determined that a formal plan could not meet the Compensation Committee’s stated principles, particularly given our growth rate, relative infancy as a public company and potential initiatives for 2007. In lieu of a formal cash bonus plan, the Compensation Committee established a guide for its consideration at the conclusion of the year that will be a factor in determining annual cash bonuses, which provides that consideration be given to both total return to stockholders and to AFFO growth in determining cash bonuses for executive officers.

Annual Equity Incentive Awards

As with annual cash bonuses, the annual equity awards are intended to compensate our executive officers for their performance. Additionally, annual equity awards are also designed to strengthen our ability to retain talented executives, as incentive compensation is earned over a three-year period and creates an incentive for executives to consider our long-term best interests. The Compensation Committee believes that annual equity awards that are typically a multiple of our cash bonuses and that vest over a three year period appropriately balance our executive officers’ interests with those of our stockholders and further the long-term perspective necessary for continued success in our business.

In connection with its annual equity incentive awards, the Compensation Committee makes grants of LTIP units, which, conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, are ultimately exchangeable, at our election, for shares of our common stock or cash. Although the Compensation Committee has considered other forms of equity compensation, including stock option grants, the Compensation Committee believes that LTIP units best align the interests of our executive officers with those of our stockholders and potentially provide for certain tax benefits to our executive officers. Additionally, grants of LTIP units are likely to be less dilutive to stockholders over time than options even though the grants of LTIP units are initially more dilutive because they are deemed outstanding at the time of grant for purposes of AFFO and net income per share calculations. Because we are largely measured by the capital markets based on our AFFO, which excludes equity-based compensation, the Compensation Committee applies a lesser weighting to the accounting cost associated with equity awards in determining the type of equity awards to provide our executive officers.

The Compensation Committee awarded the following LTIP units, which vest over three years, to our named executive officers on January 17, 2007: David T. Hamamoto - 403,519; Andrew C. Richardson - 188,107; Daniel R. Gilbert - 188,107; and Richard J. McCready - 72,816.

The Compensation Committee believes that the aggregate amount of bonuses for each of our executive officers for the fiscal year ended December 31, 2006 was appropriate in light of our total return to stockholders and AFFO and dividend growth for the fiscal year, the Compensation Committee’s understanding of competitive industry practice and benchmarking information provided by SMG.

Long-Term Equity Incentive Programs

2006 Outperformance Plan

In 2006, the Compensation Committee adopted the NorthStar Realty Finance Corp. 2006 Outperformance Plan, which we refer to as the 2006 Outperformance Plan. Under the 2006 Outperformance Plan, award recipients will share in a “performance pool” if our total return to stockholders for the period from January 1, 2006 (measured based on the average closing price of our common stock for the 20 trading days prior to January 1, 2006 through December 31, 2008) exceeds a cumulative total return to stockholders of 30%, including both share appreciation and dividends paid. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to $40 million, exclusive of accrued dividends referred to below. Although the amount of the awards earned under the 2006 Outperformance Plan will be determined when the performance pool is established, not all of the LTIP units earned pursuant to the awards vest at that time. Instead, 50% of the awards vest on December 31, 2008 and 25% of the awards vest on each of the first two anniversaries thereafter, dependent on continued employment.

We anticipate that awards will be made under our 2004 Omnibus Incentive Plan (or successor plan) in the form of LTIP units. The 2006 Outperformance Plan provides that if the performance pool is established, each award recipient will be entitled to the dividends that would have been paid by us had the LTIP units (that were earned based on the size of the pool) been issued on the date the 2006 Outperformance Plan was approved. Those dividends will be paid by the issuance of additional LTIP units. Thereafter, dividends will be paid on the outstanding LTIP units, whether or not vested. In the event the potential performance pool reaches the maximum dilution cap before December 31, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period.

In the event of a change in control prior to the establishment of the pool, then: (1) the performance period will be shortened to end on a date immediately prior to the public announcement of the change in control event; and (2) the total shareholder return benchmark will be adjusted on a pro-rata basis for the shortened performance period. A performance pool will be established as described above if the adjusted benchmark target is achieved and all of the LTIP units earned pursuant to the awards will be fully vested. If a change in control occurs after the performance period has ended, all unvested LTIP units earned under the 2006 Outperformance Plan will fully vest upon the change in control.

The Compensation Committee believes that the 2006 Outperformance Plan provides a long-term incentive to our executive officers and aligns their interests, on a long-term basis, with those of our stockholders by only providing awards to our executive officers if our stockholders receive strong returns over a three year period, and then, only 10% of any amount in excess of 30%. Additionally, the Outperformance Plan vests over a five-year period, thus further providing for long-term incentives. The Compensation Committee has allocated percentage portions of the potential performance pool to certain of our executive officers and intends to make grants of LTIPs in the near future, which will be subject to forfeiture should the amount of the grant exceed the amount ultimately payable under the plan.

Mr. Wasterlain’s Outperformance Bonus Plan

Mr. Wasterlain is entitled to receive incentive compensation equal to 15% of the net profits from our real estate securities business in excess of a 12% return on invested capital, or the bonus participation amount. We have the option of terminating this outperformance bonus plan at any time after October 29, 2007 by paying Mr. Wasterlain an amount based on the bonus participation amount at the time we exercise this plan termination election. If Mr. Wasterlain voluntarily terminates his employment with us prior to any exercise of our plan termination election, he will be eligible to continue to receive a portion of the bonus participation amount determined by applying a specified percentage to the then-current real estate securities fee streams and investments.

Beginning upon the earlier to occur of: (1) October 29, 2007; or (2) the date of Mr. Wasterlain’s termination of his employment with us without good reason, we will have the right to terminate this outperformance bonus plan within 45 days after the end of any fiscal quarter after such date, or within 45 days after the date of Mr. Wasterlain’s termination. Upon the date of our termination of this plan, Mr. Wasterlain shall be entitled to receive from us a payment equal to annualized net earnings from the real estate securities portfolio for the fiscal quarter preceding the plan termination election multiplied by the average of the funds from operations, or FFO, trading multiple (the ratio of the fair market value of common equivalent shares as of the end of the relevant fiscal quarter to the adjusted FFO per share for the relevant fiscal quarter) for the four fiscal quarters preceding the plan termination election multiplied by 15%.

Following our exercise of the plan termination, the plan termination payment will vest over a term of three years, subject to Mr. Wasterlain’s continued employment with us after such exercise, and will be payable in equal installments over such term as described below. The initial installment, representing 25% of the plan termination payment will be paid upon exercise of our plan termination and an additional 25% will be payable on the first, second and third anniversaries of such exercise, subject to Mr. Wasterlain’s continued employment with us at the date of the relevant anniversary. If either a change of control occurs or we terminate Mr. Wasterlain for any reason other than for cause at any time following the exercise of our plan termination, any installments of the plan termination payment due but not yet paid to Mr. Wasterlain will become fully vested, but will continue to be paid over the three-year period following the exercise of our plan termination, as though Mr. Wasterlain continued to be employed by us.

If Mr. Wasterlain voluntarily leaves our company prior to us exercising the plan termination and we do not exercise our right to terminate the outperformance bonus plan as described above, Mr. Wasterlain will be deemed to have a vested interest in, and will continue to receive, the following: (i) 20% of the bonus participation amount relating to fee streams and securities investments that were made in the 12 months prior to Mr. Wasterlain’s departure; (ii) 40% of the bonus participation amount relating to fee streams and securities investments that were made more than 12 months and less than 24 months prior to Mr. Wasterlain’s departure; (iii) 60% of the bonus participation amount relating to fee streams and securities investments that were made more than 24 months and less than 36 months prior to Mr. Wasterlain’s departure; (iv) 80% of the bonus participation amount relating to fee streams and securities investments that were made more than 36 months and less than 48 months prior to Mr. Wasterlain’s departure; and (v) 100% of the bonus participation amount relating to fee streams and securities investments that were made more than 48 months prior to Mr. Wasterlain’s departure.

At the time of our initial public offering, the Compensation Committee determined that Mr. Wasterlain’s Outperformance Plan was appropriate and necessary in order to implement our real estate securities business. The Compensation Committee periodically evaluates Mr. Wasterlain’s Bonus Plan to ensure that his interests are aligned with those of our stockholders. Currently, the Compensation Committee believes that Mr. Wasterlain’s Bonus Plan appropriately ensures that he is compensated commensurate with his value to our business. The Compensation Committee also believes that Mr. Wasterlain’s Bonus Plan ensures that he retains the credit risk associated with the investments made in the real estate securities business. Additionally, because of the incentives associated with Mr. Wasterlain’s Outperformance Plan and the potential compensation payable under Mr. Wasterlain’s Outperformance Plan, the Compensation Committee has determined to not award Mr. Wasterlain grants under the Company’s Outperformance Plan or Stock Incentive Plan. The Compensation Committee intends to continue to periodically review and evaluate Mr. Wasterlain’s Bonus Plan.

Stock Incentive Plan

In connection with our initial public offering in 2004, the Compensation Committee adopted the NorthStar Realty Finance Corp. 2004 Long-Term Incentive Bonus Plan, which we refer to as the Long-Term Incentive Plan. Up to 2.5% of our total capitalization as of consummation of our initial public offering was available to be paid under the Long-Term Incentive Plan in cash, shares of our common stock or other share-based forms at the discretion of the Compensation Committee, if certain return hurdles are met.

The Compensation Committee established the return hurdle for these performance periods as an annual return on paid in capital as defined in the plan, equal to or greater than 12.5%. If we achieve these return hurdles, the vested awards are paid. We achieved the initial performance hurdle for the one-year period beginning October 1, 2005 and each of the participants that was an employee at the conclusion of the first performance period received LTIP units equal to half of his or her total reserved amount. Each of the participants will be entitled to the other half of his or her total reserved amount if we meet the return hurdle for the one-year period beginning on October 1, 2006 and such participant is employed through the end of this second performance period.

In the event of a change in control prior to October 1, 2007 (the second return hurdle date), the performance hurdle will be measured on the date of the change of control and the award will be earned if the performance hurdle is achieved at such time.

The Compensation Committee believes that the Long-Term Incentive Plan has provided and continues to provide a long-term incentive to our executive officers and continues to align their interests with those of our stockholders.

Employment Arrangements

Each of the named executive officers has an employment agreement with us whereby they will be paid certain amounts in the event of termination, as described in “Potential Payments on Termination or Change in Control” beginning on page 24.

Other Awards

Perquisites

At this time, we do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with additional compensation in the form of perquisites. Accordingly, in 2006, none of our executive officers received any perquisites.

Retirement Plans

Consistent with the practice of many publicly traded companies, we maintain a standard 401(k) plan in which all of our employees are entitled to participate. We match 100% of the first 3% of an employee’s contributions and 50% of the next 2% of the employee’s contributions. We abide by the limits imposed by the internal revenue service on the amount an employer can contribute to a 401(k) plan. In 2006, this limit was $8,800 per employee.

Deferred Compensation Plans

At this time, we do not believe it is necessary for the attraction or retention of management talent to provide a deferred compensation plan to any of our executive officers.

Compensation of Executive Officers

Summary Compensation Table for 2006

The following table shows the compensation for each of our named executive officers for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation($) (2)	Total Compensation($)
David T. Hamamoto President & Chief Executive Officer	2006	475,000	1,500,000		2,314,044	—		8,800	4,297,844
Andrew C. Richardson Chief Financial Officer & Treasurer	2006	250,000	900,000	(3)	621,800	—		—	1,771,800
Jean-Michel Wasterlain Chief Investment Officer	2006	300,000	650,000		250,833	749,153	(4)	8,800	1,958,786
Daniel R. Gilbert Executive Vice President	2006	300,000	650,000		976,580	—		8,800	1,935,380
Richard J. McCready Chief Operating Officer & Secretary	2006	150,000	350,000		527,243	—		7,200	1,034,443

(1)
The amounts shown represent the compensation expense we recognized in fiscal 2006 related to LTIP unit awards in accordance with Financial Accounting Standards No. 123R and, therefore, include amounts from awards granted in and prior to fiscal 2006 and do not include amounts from awards granted in 2007. Additionally, the amounts shown are reflected without any reduction for potential forfeitures or the potential that LTIP units do not become redeemable for shares of common stock. Certain additional information with respect to our compensation plans is set forth in note 15 to our consolidated financial statements included in our Annual Report of Form 10-K for the fiscal year ended December 31, 2006.

(2)	Represents matching contributions in connection with our 401(k) plan.
(3)
The amount shown includes a $250,000 bonus paid to Mr. Richardson upon the commencement of his employment relating to a buyout of certain of Mr. Richardson’s unvested compensation amounts from his prior employer.

(4)
Represents the amount earned in 2006 in connection with Mr. Wasterlain’s Outperformance Plan. At the discretion of the Compensation Committee, the entire amount was paid in the form of 45,458 fully vested LTIP units based on the dollar amount earned divided by $16.48, the closing price of our common stock on the New York Stock Exchange on January 17, 2007.

Grants of Plan-Based Awards for 2006

The following table provides information about awards granted in 2006 to each of our named executive officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(1)	Target ($)(2)(3)	Maximum ($)(3)(4)
David T. Hamamoto	1/23/2006	1/10/2006(7)	—	—	—	211,288	2,188,944
	11/06/2006(8)	11/06/2006	N/A	12,000,000	12,000,000	—	1,218,000
Andrew C. Richardson	4/10/2006	4/10/2006	—	—	—	58,357	633,123
	11/06/2006(8)(9)	11/06/2006(9)	N/A	6,000,000	6,000,000	—	609,000
Jean-Michel Wasterlain	1/23/2006	1/10/2006(7)	—	—	—	29,346	304,025
Daniel R. Gilbert	1/23/2006	1/10/2006(7)	—	—	—	88,037	912,063
	11/06/2006(8)	11/06/2006	N/A	6,000,000	6,000,000	—	609,000
Richard J. McCready	1/23/2006	1/10/2006(7)	—	—	—	29,346	304,025
	11/06/2006(8)	11/06/2006	N/A	4,000,000	4,000,000	—	406,000

(1)	Awards under the 2006 Outperformance Plan for each executive may range from $0 to the maximum amount set forth in the table. Accordingly, the “Threshold ($)” column is not applicable.
(2)
Because there is no established target amount under the 2006 Outperformance Plan, the amount reported under the “Target ($)” sub-column represents the amount that the executives would have earned if our performance for the three-year performance period under the 2006 Outperformance Plan continued at the same annualized rate as we experienced during 2006. Because our annualized total return to stockholders during this period, calculated in accordance with the 2006 Outperformance Plan, would have resulted in executives receiving the maximum award under the 2006 Outperformance Plan, the amount reported in the “Target ($)” sub-column equals the maximum award.

(3)
Represents awards that may be earned under the 2006 Outperformance Plan. Under the 2006 Outperformance Plan, awards are expected to be made in the form of LTIP units. The number of LTIP units that will actually be earned will be based on the dollar amount of the performance pool, if any, created under the 2006 Outperformance Plan and the amounts represented are not meant to be a projection of the number or value of LTIP units that each participant will earn. The awards under the 2006 Outperformance Plan vest 50%, 25% and 25% on January 1, 2009, January 1, 2010 and January 1, 2011, respectively, and are earned based on our three-year cumulative total shareholder return (dividends plus stock price appreciation). Recipients will not receive distributions or be entitled to awards (other than awards subject to forfeiture) unless and until minimum total return to shareholders benchmarks are achieved. The numbers set forth in the table above are based on each executive’s percentage interest in the 2006 Outperformance Plan and an estimate of the maximum number of LTIP units that could be earned, based on the dilution cap and potential unpaid distributions payable in the form of additional LTIP units. See “Executive Compensation and Other Information — 2006 Outperformance Plan” for a more detailed description of the 2006 Outperformance Plan.

(4)
Represents the maximum amount payable under the 2006 Outperformance Plan. In addition to the amounts shown, the 2006 Outperformance Plan provides that if the performance pool is established, each award recipient will be entitled to the dividends that would have been paid by us had the LTIP units (that were earned based on the size of the performance pool) been issued at the inception of the 2006 Outperformance Plan.

(5)	Represents LTIP units that vest quarterly over a three-year period.
(6)
The grant date fair value is the amount that we would expense in our financial statements over the period of the award, but does not include a reduction for forfeitures or for the possibility that LTIP units do not become redeemable for shares of common stock.

(7)
The value of the grants were approved by the Compensation Committee on January 10, 2006, based on the average closing price of our common stock for the 20 business days preceding January 1, 2006. For administrative purposes, the awards were granted on January 23, 2006.

(8)
The date of grant for financial reporting purposes was January 1, 2006 because the measurement period under the 2006 Outperformance Plan began on January 1, 2006. The 2006 Outperformance Plan was approved by the Compensation Committee on January 10, 2006. The Compensation Committee approved the percentages of the “performance pool” allocable to each of the recipients on November 6, 2006.

(9)
Mr. Richardson’s employment agreement provides for a minimum allocation of 10% of the “performance pool” under the 2006 Outperformance Plan. As described in footnote 8 above, the actual allocation awarded to Mr. Richardson was approved by the Compensation Committee on November 6, 2006.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was paid or awarded, are described above under “Executive Compensation and Other Information.” The terms of the 2006 Outperformance Plan and Mr. Wasterlain’s Outperformance Bonus Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.” The terms of employment agreements that we have entered into with our executives are described below under “Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year End 2006

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David T. Hamamoto	234,454	3,884,903	374,263(3)(4)	13,662,849
Andrew C. Richardson	43,768	725,236	166,134(3)(5)	6,483,496
Jean-Michel Wasterlain	39,591	656,023	—	—
Daniel R. Gilbert	95,917	1,589,345	176,155(3)(6)	6,649,544
Richard J. McCready	40,928	678,177	116,443(3)(7)	4,416,570

(1)
Based on a price per share of $16.57, which was the closing price of our common stock on the New York Stock Exchange at December 31, 2006, and assumes the redemption of the LTIP units for an equal number of shares of common stock.

(2)
For purposes of calculating the aggregate amount, the LTIP units payable under the 2006 Outperformance Plan assume a price of $43.81 per share as described in footnote 3 below and the redemption of such LTIP units for an equal number of shares of common stock. The LTIP units payable under the Long-term Incentive Plan assume a price of $16.57 per share, which was the closing price of our common stock at December 31, 2006, and assumes the redemption of the LTIP units for an equal number of shares of common stock.

(3)
Included in these amounts are a representative number of LTIP units that the named executive officers would have earned under the 2006 Outperformance Plan if our performance for the three-year performance period under the 2006 Outperformance Plan continued at the same annualized rate as we experienced during 2006. Using these assumptions, the maximum award would have been earned under the 2006 Outperformance Plan. In order to calculate the representative number of LTIP units to be included above, we divided the maximum award amount by $43.81, which represents the estimated closing price of our common stock as of the end of the performance period on December 31, 2008 assuming the stock price continued to increase in value throughout the performance period at the same rate it increased in value during 2006. Additionally, each award recipient will be entitled to the dividends that would have been paid by us had the LTIP units (that were earned based on the size of the performance pool) been issued at the inception of the 2006 Outperformance Plan. Such LTIP units are not included in the amounts represented. The terms of the 2006 Outperformance Plan, including the vesting terms of award made thereunder, are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(4)
Includes 100,353 LTIP units representing the target amount that will be paid under the Long-Term Incentive Plan if the performance hurdle for the period ending October 1, 2007 is achieved. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(5)
Includes 29,179 LTIP units representing the target amount that will be paid under the Long-Term Incentive Plan if the performance hurdle for the period ending October 1, 2007 is achieved. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(6)
Includes 39,200 LTIP units representing the target amount that will be paid under the Long-Term Incentive Plan if the performance hurdle for the period ending October 1, 2007 is achieved. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(7)
Includes 25,140 LTIP units representing the target amount that will be paid under the Long-Term Incentive Plan if the performance hurdle for the period ending October 1, 2007 is achieved. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

Option Exercises and Stock Vested in 2006

The following table sets forth certain information with respect to stock award vesting during the year ended December 31, 2006 with respect to our named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David T. Hamamoto	229,163(3)	2,874,058
Andrew C. Richardson	43,768(4)	555,954
Jean-Michel Wasterlain	24,918(5)	308,022
Daniel R. Gilbert	91,098(6)	1,142,669
Richard J. McCready	51,395(7)	643,631

(1)	Represents LTIP units and assumes the redemption of the LTIP units for an equal number of shares of our common stock.
(2)	Based on the closing price of our common stock on the New York Stock Exchange on the date of vesting.
(3)
Includes 100,353 LTIP units earned upon our achievement of the first performance hurdle under the Long-Term Incentive Plan for the one-year period ended October 1, 2006. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(4)
Includes 29,179 LTIP units earned upon our achievement of the first performance hurdle under the Long-Term Incentive Plan for the one-year period ended October 1, 2006. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(5)
Includes 16,079 LTIP units earned in connection with Mr. Wasterlain’s Outperformance Plan for the year ended December 31, 2005. See “Executive Compensation and Other Information — Mr. Wasterlain’s Outperformance Bonus Plan” for a description of Mr. Wasterlain’s Outperformance Plan and the amount payable to Mr. Wasterlain.

(6)
Includes 39,200 LTIP units earned upon our achievement of the first performance hurdle under the Long-Term Incentive Plan for the one-year period ended October 1, 2006. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

(7)
Includes 25,140 LTIP units earned upon our achievement of the first performance hurdle under the Long-Term Incentive Plan for the one-year period ended October 1, 2006. The terms of the Long-Term Incentive Plan are described above under “Executive Compensation and Other Information - Long-Term Equity Incentive Programs.”

Potential Payments on Termination or Change in Control

We have entered into employment agreements with Messrs. Hamamoto, Wasterlain, Gilbert, McCready and Richardson that provide for severance, change in control benefits and tax gross-up payments. The employment agreements with Messrs. Hamamoto, Wasterlain and Gilbert are dated as of October 22, 2004, Mr. McCready’s employment agreement is dated as of March 14, 2006 and Mr. Richardson’s employment agreement is dated April 10, 2006. All of the agreements have three-year initial terms. Following the initial terms, the agreements automatically will extend on an annual basis for one additional year, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. All of the named executive officers, other than Mr. McCready, have agreed to devote substantially all of their business time to the performance of their duties under their respective employment agreements, and Mr. McCready has agreed to devote not less than a majority of his business time to his duties. References to, and summaries of, the employment agreements are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to our periodic filings with the SEC.

Severance

We believe that companies should provide reasonable severance benefits to its executive officers. Under our employment agreements with our executives, if we terminate any of our executives without “cause” or an executive resigns for “good reason,” or upon an executive’s death or disability, the employment agreements provide for severance equal to two times the executive’s base salary at that time. Additionally, other than with respect to the 2006 Outperformance Plan and Mr. Wasterlain’s Outperformance Plan, our executives are entitled to a pro-rata portion of all bonuses and non-equity awards that would have been earned by each executive upon completion of the award cycle that began during the term of their employment agreement but had not been completed as of the date of termination, calculated as though the full achievement of all goals and targets relating to such bonuses and awards had been achieved in full. The employment agreements do not provide for any accelerated vesting of equity grants upon a termination or resignation of an executive officer. Additionally, each executive officer covenants not to solicit our employees for a period of one year following the executive’s termination and severance is stopped if the executive violates this covenant. We believe that these agreements are fair to the executives and to our stockholders because they provide relatively modest severance to our executive officers in exchange for their valued service and restrictive covenants that protect us. Further, because the severance level is negotiated up front, it makes it easier for our board to terminate executive officers for performance reasons without the need for protracted negotiation over severance.

Change in Control

The employment agreements with our executive officers provide for certain limited change in control benefits, which only apply after a change in control if the executive is required to perform his principal duties at a location more than fifty miles from the greater New York City area. Under these circumstances, the executive officer would be entitled to terminate his agreement for “good reason” and would be entitled to the two-year severance payment described above.

The grant letters applicable to our equity compensation plans, including the 2006 Outperformance Plan, provide for the full accelerated vesting of the awards under these plans upon a change in control. With respect to the 2006 Outperformance Plan, the “performance pool” is determined on the date that a change in control is announced, rather than at the end of the three-year term of the 2006 Outperformance Plan. Additionally, a change in control under Mr. Wasterlain’s Outperformance Plan does not provide for any additional payment to Mr. Wasterlain, except in the event of a change in control following our termination of the plan, in which case the amount due to Mr. Wasterlain becomes immediately vested (but continues to be payable over three years) irrespective of whether Mr. Wasterlain is employed by us.

We believe that it is fair to provide for accelerated vesting of equity awards upon a change of control particularly because in many instances senior management lose their jobs in connection with a change of control and because equity grants provide such a high proportion of our total compensation. By agreeing up front to protect our executive officers from losing their equity in the event of a change of control, we believe we can reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction in the face of an actual or threatened change of control. This protection also aligns the interests of our executive officers with those of our stockholders.

Tax Gross-Up

Our employment agreements also provide for a tax gross-up payment to our executives in the event they become subject to the so-called “parachute” tax imposed by Internal Revenue Code Section 280G. We have agreed to this payment because we believe it is market practice and because we believe that our executives should be able to receive what they have bargained for without being subject to a punitive tax.

The following table shows the potential payments to our named executive officers upon a termination of employment without “cause” or for “good reason” (each as defined in the executive officer’s employment agreement), upon a change of control and upon the death or disability of a named executive officer. Our executive officers are not entitled to any payments if they are terminated for “cause” or resign without “good reason” or if they retire, except that Mr. Wasterlain is entitled to the continuation of certain payments described below if he voluntarily terminates his employment. In preparing the tables below, we made certain assumptions. We assumed the termination or change of control occurred on December 31, 2006 (the closing price per share of our common stock was $16.57 as of December 31, 2006).

Name	Payments/Benefits	Termination Without Cause or For Good Reason	Change in Control	Death or Disability
David T. Hamamoto	Cash Severance Payment	$950,000	— (4)	$950,000
	LTIP Units (1)	—	$3,884,903	—
	2006 Outperformance Plan (2)	—	$9,557,478	$9,557,478
	2004 Long-term Incentive Plan (3)	$415,712	$1,662,849	$415,712
	280G Tax Gross-up	—	—	—

Andrew C. Richardson	Cash Severance Payment	$500,000	— (4)	$500,000
	LTIP Units (1)	—	$725,236	—
	2006 Outperformance Plan (2)	—	$4,778,739	$4,778,739
	2004 Long-term Incentive Plan (3)	$120,874	$483,496	$120,874
	280G Tax Gross-up	—	—	—
	Other Benefits and Perquisites	— (5)	—	— (5)

Jean-Michel Wasterlain	Cash Severance Payment	$600,000	— (4)	$600,000
	LTIP Units (1)	—	$656,023	—
	Wasterlain Outperformance Plan (6)	—	—	—
	280G Tax Gross-up	—	—	—

Daniel R. Gilbert	Cash Severance Payment	$600,000	— (4)	$600,000
	LTIP Units (1)	—	$1,589,345	—
	2006 Outperformance Plan (2)	—	$4,778,739	$4,778,739
	2004 Long-term Incentive Plan (3)	$162,348	$649,544	$162,348
	280G Tax Gross-up	—	—	—

Richard J. McCready	Cash Severance Payment	$300,000	— (4)	$300,000
	LTIP Units (1)	—	$678,177	—
	2006 Outperformance Plan (2)	—	$3,185,826	$3,185,826
	2004 Long-term Incentive Plan (3)	$104,142	$416,570	$104,142
	280G Tax Gross-up	26,828 (7)	—	26,828 (7)

(1)
Represents the number of LTIP units, other than those subject to the 2006 Outperformance Plan and 2004 Long-term Incentive Plan, multiplied by the closing price per share of our common stock as of December 31, 2006.

(2)
Represents the number of LTIP units that would have been earned and vested under the 2006 Outperformance Plan multiplied by the closing price per share of our common stock as of December 31, 2006. See “Executive Compensation and Other Information — 2006 Outperformance Plan” for a description of the 2006 Outperformance Plan.

(3)
Represents the number of LTIP units that would have been earned and vested under the 2004 Long-Term Incentive Plan multiplied by the closing price per share of our common stock as of December 31, 2006.

(4)
If, following a change of control, we or our successors require that the principal place of performance of the executive’s services is at a location more than fifty miles from the greater New York city metropolitan area, the executive may terminate his employment agreement for “good reason” and be entitled to the “Severance Payment” as if he terminated his employment for “good reason.”

(5)
We shall provide continued health and life insurance benefits for Mr. Richardson and his spouse and dependents, if any, for a period of two years on the same basis as such benefits are provided from time to time to our actively employed senior executives.

(6)
If Mr. Wasterlain voluntarily leaves our company prior to us exercising the plan termination and we do not exercise our right to terminate the outperformance bonus plan, Mr. Wasterlain will be deemed to have a vested interest in, and will continue to receive, the following: (i) 20% of the bonus participation amount relating to fee streams and securities investments that were made in the 12 months prior to Mr. Wasterlain’s departure; (ii) 40% of the bonus participation amount relating to fee streams and securities investments that were made more than 12 months and less than 24 months prior to Mr. Wasterlain’s departure; (iii) 60% of the bonus participation amount relating to fee streams and securities investments that were made more than 24 months and less than 36 months prior to Mr. Wasterlain’s departure; (iv) 80% of the bonus participation amount relating to fee streams and securities investments that were made more than 36 months and less than 48 months prior to Mr. Wasterlain’s departure; and (v) 100% of the bonus participation amount relating to fee streams and securities investments that were made more than 48 months prior to Mr. Wasterlain’s departure. A change of control under Mr. Wasterlain’s Outperformance Plan does not provide for any additional payment to Mr. Wasterlain, except in the event of a change in control following our termination of Mr. Wasterlain’s Outperformance Plan, in which case the amount due to Mr. Wasterlain becomes immediately vested (but continues to be payable over three years) irrespective of whether Mr. Wasterlain is employed by us. See “Executive Compensation and Other Information — Mr. Wasterlain’s Outperformance Bonus Plan” for a description of Mr. Wasterlain’s Outperformance Plan and the amount payable to Mr. Wasterlain.

(7)	Assumes an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 5.3% state income tax rate.

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of three times the employee’s annual salary, but not exceeding a total of $750,000; (ii) disability benefits; and (iii) accrued vacation amounts.

Compensation of Directors

Determination of Compensation Awards

Our Nominating & Corporate Governance Committee has responsibility for making recommendations with respect to non-employee director compensation to our entire board of directors. Our goal is the creation of a fair, reasonable and balanced board of directors compensation program that aligns the interests of the board of directors with those of our stockholders. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by us of members of the board of directors. At this time, we have not set minimum share ownership requirements for our directors.

Annually, SMG provides recommendations to the Nominating & Corporate Governance Committee with respect to proposed non-employee director compensation, including recommendations with respect to the split between cash and equity-based compensation, compensation for attendance at meetings, annual compensation and additional compensation for the Chairman of the Board, the chairman of each of the Board committees and for the Lead Director. The recommendations of SMG are based largely on the compensation payable to directors in the REIT industry generally and the trends associated with the compensation payable to directors serving publicly traded REITs. The Nominating & Corporate Governance Committee discusses the recommendations with SMG and the chief executive officer and ultimately makes a recommendation to the full Board with respect to all non-employee director compensation. The Nominating & Corporate Governance Committee determined that, given the complex nature of our business and increased size, the additional compensation described below was appropriate for the non-employee directors.

Chairman of the Board

The chairman of our board of directors is paid an annual fee of $60,000. In addition, pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $50,000 to the chairman each year. This annual automatic grant will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

Other Non-Employee Directors

Each of our non-employee directors is paid an annual director’s fee of $35,000. The non-employee director who serves as Lead Director of the board of directors is paid an additional fee of $15,000 per year. The non-employee director who serves as our Audit Committee chairperson is paid an additional fee of $20,000 per year. Each of the non-employee directors who serve as the chairpersons of our Compensation Committee and our Nominating and Corporate Governance Committee is paid an additional fee of $10,000 per year. Each non-employee director is also paid $1,500 per board meeting attended ($750 if the meeting is telephonic) and $1,000 per board committee meeting attended ($500 if the meeting is telephonic). Directors who are our officers or employees do not receive compensation as directors. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Pursuant to our stock incentive plan, we automatically grant to each of our non-employee directors shares of restricted common stock. We will automatically grant to any person who becomes a non-employee director shares of restricted common stock having a value of approximately $50,000 on the date such non-employee director attends his or her first meeting of our board of directors. The actual number of shares of restricted common stock that we will grant will be determined by dividing the fixed value of the grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date. Restrictions on each of the initial grants of restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.

Pursuant to our stock incentive plan, we will automatically grant shares of common stock having a value of approximately $50,000 to each of our non-employee directors, including a non-employee chairman, each year. These annual automatic grants will be made on the first business day following each annual meeting of our stockholders and the actual number of shares of common stock that we will grant will be determined by dividing the fixed value of the annual grant by the closing sale price of our common stock on the New York Stock Exchange on the grant date.

Director Compensation for 2006

The following table provides information concerning the compensation of our non-employee directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Edward Scheetz	45,500	687,643 (2)	733,143
William V. Adamski	51,375	41,662	93,037
Preston C. Butcher	35,500	41,662	77,162
Judith A. Hannaway	58,750	41,662	100,412
Wesley D. Minami	60,500	41,662	102,162
Louis J. Paglia	44,000	40,552	84,552
Frank V. Sica	38,500	41,662	80,162
Total	334,125	936,505	1,270,630

(1)
The amounts shown represent the compensation expense we recognized in fiscal 2006 related to equity based awards in accordance with Financial Accounting Standards No. 123R, disregarding the estimate of forfeitures and, therefore, include amounts from awards granted in and prior to fiscal 2006. The grant date fair value of the awards made to the non-employee directors in 2006 are as follows: Messrs. Adamski, Butcher, Minami and Sica and Ms. Hannaway - $24,998; Mr. Paglia $76,061; and Mr. Scheetz 654,311. Certain additional information with respect to our compensation plans is set forth in note 15 to our consolidated financial statements included in our Annual Report of Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, our non-employee directors held the following number of shares of our common stock that were received as director compensation and remained unvested as of that date: Messrs. Adamski, Butcher, Minami and Sica and Ms. Hannaway - 1,852; Mr. Paglia - 3,205; and Mr. Scheetz 3,704.

(2)
Of this amount, $619,320 represents the accounting expense allocable to Mr. Scheetz under the Long-term Incentive Plan in connection with grants made at the time of our initial public offering. If the performance hurdle for the period ended October 31, 2007 is achieved, Mr. Scheetz will receive 100,353 fully vested LTIP units under the Long-term Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for, among other things, recommending compensation for our executive officers, administering our equity compensation plans, and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure included in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in the 2007 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006, which is filed with the Securities and Exchange Commission.

Compensation Committee:

William V. Adamski (Chairperson)
Louis J. Paglia
Frank V. Sica

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 24, 2007, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

The information set forth below assumes that:

•	all of the conditions required for all LTIP units to be redeemable for an equal number of operating partnership units have been satisfied and the LTIP units have been so converted; and

•	all operating partnership units, including operating partnership units issuable upon conversion of LTIP units, held by the persons described above are redeemed for shares of our common stock.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number(1)		Percentage(1)

Principal Stockholders:
Neuberger Berman, LLC	5,995,634	(2)	9.8%

Directors and Executive Officers(3):
David T. Hamamoto	1,688,913	(4)(11)	2.7%
W. Edward Scheetz	492,260	(5)(11)	*
Andrew C. Richardson	275,643	(6)	*
Jean-Michel Wasterlain	349,077	(7)(11)	*
Daniel R. Gilbert	405,010	(8)(11)	*
Richard J. McCready	188,716	(9)(11)	*
Daniel D. Raffe	87,810	(10)	*
William V. Adamski	10,233	(12)	*
Preston C. Butcher	40,233	(12)(13)	*
Judith A. Hannaway	10,233	(12)	*
Wesley D. Minami	18,233	(12)	*
Louis J. Paglia	17,112	(12)	*
Frank V. Sica	110,233	(12)	*
All directors and officers as a group (13 persons)	3,247,745		5.8%

*	Less than one percent.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Notwithstanding the foregoing, shares of common stock subject to LTIP units irrespective of whether they are currently redeemable or redeemable within 60 days, are deemed outstanding for computing the percentage of the person holding such LTIP units but are not deemed outstanding for computing the percentage of any other person. In addition, we have assumed that any operating partnership units and LTIP units (irrespective of whether they are currently redeemable or redeemable within 60 days of the date hereof and irrespective of the fact that upon redemption we may pay cash), beneficially owned by any of the persons listed in the table above (but not units held by us) have been redeemed for an equivalent number shares of our common stock and therefore have deemed such number of shares as outstanding for purposes of presenting the number and computing the percentage of shares of our common stock beneficially owned by such persons.

(2)
Based on information included in the Schedule 13G/A filed by Neuberger Berman Inc., Neuberger Berman, LLC, Neuberger Berman Management Inc. and Neuberger Berman Equity Funds on February 13, 2007. Neuberger Berman, LLC beneficially owns 5,995,634 shares of common stock and has shared voting power over 5,348,900 and shared dispositive power over 5,995,634 shares of common stock. It has sole voting power of 388,434 shares of common stock for unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Neuberger Berman Inc. beneficially owns 5,995,634 shares of common stock and has shared voting power over 5,348,900 and shared dispositive power over 5,995,634 shares of common stock. It has sole voting power of 388,434 shares of common stock. Neuberger Berman Management Inc. beneficially owns 5,348,900 shares of common stock and has shared voting power and shared dispositive power over 5,348,900 shares of common stock. Neuberger Berman Equity Funds beneficially owns 3,668,900 shares of common stock and has shared voting power and shared dispositive power over 3,668,900 shares of common stock. The address of all of the above persons is 605 Third Avenue, New York, NY 10158.

(3)	The address of each of the directors and executive officers is 399 Park Avenue, New York, NY 10022.
(4)
Includes 307,567 shares of common stock held directly by Mr. Hamamoto, 376,222 shares of common stock held by two trusts for the benefit of the two minor children of Mr. Hamamoto, 62,000 shares of common stock held by DTH Investment Holdings LLC, of which Mr. Hamamoto is the managing member, and 715,160 LTIP units granted under the Incentive Plan. Includes 235,067 shares of common stock that are pledged, including shares held in margin accounts.

(5)
Includes 123,360 shares of common stock held directly by Mr. Scheetz, 29,472 shares of common stock owned by the two minor children of Mr. Scheetz, 11,111 shares of restricted common stock that vest annually over a three-year period beginning on October 29, 2004, and 100,353 LTIP units granted under the Incentive Plan.

(6)	Includes 275,643 LTIP units granted under the Incentive Plan.
(7)	Includes 205,450 OP Units and 91,254 LTIP units, of which 61,537 LTIP units were granted pursuant to Mr. Wasterlain’s Outperformance Plan and 29,346 LTIP units granted under the Incentive Plan.
(8)	Includes 315,344 LTIP units granted under the Incentive Plan.
(9)	Includes 4,660 shares of common stock owned directly by Mr. McCready and 127,302 LTIP units granted under the Incentive Plan.
(10)	Includes 1,000 shares of common stock owned directly by Mr. Raffe and 86,810 LTIP units granted under the Incentive Plan.
(11)
Includes the following number of LTIP units held directly by NRF Employee, LLC, which was granted 751,444 LTIP units under the Incentive Plan: Mr. Hamamoto—227,964; Mr. Scheetz—227,964; Mr. Wasterlain—52,744; Mr. Gilbert—89,666; and Mr. McCready—56,754. Each of the above-named persons has a membership interest in NRF Employee, LLC (the ‘‘Employee LLC Interest’’) which entitles each of them to beneficial ownership of the amount of the LTIP units held directly by NRF Employee, LLC. Once a portion of such Employee LLC Interest is vested, each of the above-named persons may redeem the vested portion for an equivalent number of LTIP units.

(12)	Includes 5,555 shares of restricted common stock that vest annually over a three-year beginning on October 29, 2004.
(13)	Includes 10,000 shares of common stock held by the CPB/CFB revocable trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

25-27 West 34th Street

On January 31, 2006, we sold our leasehold interests in 25-27 West 34th for $2.3 million. The same buyer that purchased the 34th Street leasehold had also offered to purchase the fee interest in 25-27 West 34th Street and 29 West 34th Street and conditioned its purchase of the fee interest on the simultaneous purchase of our leasehold. The fee interest was owned by New Rock Asset Partners LP, or New Rock, an investment partnership managed by Emmes, which is owned 49.94% by NorthStar Capital, an affiliate of the Company. Additionally, NorthStar Capital owns approximately 18% of the beneficial interest in New Rock and received approximately $2.75 million in connection with the sale of the fee interest. The buyer was an unaffiliated third party.

Legacy Fund

On December 28, 2006, we entered into a loan agreement, as lender, with an entity that Legacy Partners Realty Fund I, LLC, or the Legacy Fund, has a 25% interest in, as borrower, in the original principal amount of $28.3 million, secured by a first-priority mortgage lien on an office property located in Hayward, California. One of our directors, Preston C. Butcher, is the chairman of the board of directors and chief executive officer and owns a significant interest in Legacy Partners Commercial, LLC, which indirectly owns an equity interest in, and owns the manager of, the Legacy Fund.

Hard Rock Hotel

On March 29, 2007, we purchased from Credit Suisse, or CS, a $100 million junior participation in the financing provided by CS in connection the acquisition of the Hard Rock Hotel and Casino in Las Vegas, or Hard Rock, by a joint venture between DLJ Merchant Banking Partners and the Morgans Hotel Group, or Morgans, which is the minority partner in the joint venture. David Hamamoto, our president and chief executive officer, is the chairman of the board of Morgans, and Edward Scheetz, our chairman of the board, is the president and chief executive officer of Morgans. Additionally, in 2006 we earned a $700,000 commitment fee in connection with our commitment to CS to purchase a mezzanine loan in connection with the initial proposed financing of Hard Rock.

Sublease

As of April 1, 2007, we entered into a sublease with NorthStar Capital pursuant to which we will rent, on a month-to-month basis, our office space currently used by NorthStar Capital’s professionals (currently 3 people). The sublease rent is calculated as a per person monthly charge, based on a “turn key” office arrangement (computer, network, telephone and furniture supplied) for each person utilizing our facilities.

Policy for Review of Related Person Transactions

Our Board of Directors has approved a policy under which all “disinterested” directors shall evaluate and consider for approval arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction between us and any such related party (other than de minimus transactions), including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements will be deemed to be a related party transaction. When reviewing and evaluating a related party transaction, our “disinterested” directors may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. Our General Counsel will notify the “disinterested” directors promptly of new potential related party transactions and any material changes to previously approved or conditionally approved related party transactions. Additionally, existing related party transactions are presented to our Audit Committee on an annual basis for review and evaluation.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee (the “Audit Committee”) of the Board of Directors of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors, consistent with the corporate governance rules of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the charter is on the Company’s website at www.nrfc.com. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the preparation of the financial statements and the reporting process, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent registered public accounting firm. On January 23, 2007, the Audit Committee appointed Grant Thornton LLP an independent registered public accounting firm as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s independent registered public accounting firm’ qualifications and independence; (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function; and (4) the Company’s compliance with legal and regulatory requirements.

In discharging its oversight role, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with Grant Thornton LLP its independence from the Company and the Company’s management, and Grant Thornton provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees.

The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is filed with the SEC. The Board of Directors approved this recommendation.

Audit Committee:

Wesley D. Minami (Chairperson)
Judith A. Hannaway
Louis J. Paglia

INDEPENDENT ACCOUNTANTS

Independent Accountants’ Fees

Aggregate fees for professional services rendered for the Company by Grant Thornton LLP for the fiscal years ended December 31, 2005 and 2006 were as follows:

Type of Fee	2005	2006
Audit Fees	$1,733,763	$2,591,493
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,733,763	$2,591,493

Fees for audit services for the fiscal years ended December 31, 2005 and December 31, 2006 include fees associated with the annual audits for such years, including Section 404 attest services, the quarterly review of the Form 10-Q for the three month periods ended June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, and for other attest services, including issuance of consents and review of the Company’s registration statements on Form S-11 and Form S-3 and other documents filed by the Company with the SEC in connection with its public offerings. Additionally, the fees for the fiscal year ended December 31, 2006 include $696,750 of fees in connection with engaging Grant Thornton LLP to opine on our financial statements for prior periods. We made this investment to enable us to more efficiently access the capital markets when conditions are favorable, rather than having to involve two separate accounting firms in the process.

Audit Committee Pre-Approval Policy

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any audit and non-audit services to be performed by Grant Thornton LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. The Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company’s independent registered public accounting firm. The Audit Committee approved all of the audit and tax services listed in the table above. In some cases the Audit Committee pre-approves the provision of a particular category or group of services for up to a year, subject to a specified budget.

Changes in Accountants

On May 19, 2005, the Company, acting on the approval of the Audit Committee, dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm. Also, on May 19, 2005, the Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its internal control over financial reporting for fiscal year 2005.

Ernst & Young LLP was the independent registered public accounting firm engaged as the principal accountant to audit: (1) the consolidated financial statements of the Company for the period October 29, 2004 to December 31, 2004; (2) the combined financial statements of NorthStar Realty Finance Corp. Predecessor (the “Predecessor”), a combination of controlling and non-controlling interests of NorthStar Capital Investment Corp. in entities representing the initial portfolio of real estate-related investments contributed to the Company on October 29, 2004, the date of the Company’s commencement of independent operations, for the two years ended December 31, 2003 and for the period January 1, 2004 to October 28, 2004; (3) the consolidated financial statements of ALGM I Owners LLC (“ALGM”), a current majority-owned subsidiary of the Company and a former majority-owned subsidiary of the Predecessor, for the three years ended December 31, 2004; and (4) the financial statements of NorthStar Funding LLC (“NS Funding”), a current unconsolidated venture of the Company and a former uncombined venture of the Predecessor, for the three years ended December 31, 2004.

The reports of Ernst & Young LLP on the financial statements of the Company, Predecessor, ALGM, and NS Funding for the periods described in the paragraph above did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in connection with their report on the financial statements of the Company, the Predecessor, ALGM or NS Funding for such years or interim period.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, there have been no “reportable events,” as such term is defined in Item 304(a)(1)(v)of Regulation S-K of the Securities and Exchange Commission (“Item 304(a)”), except that: (i) during the course of its review in December 2004 of the financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Ernst & Young LLP: (a) provided a management letter to the Company’s management and Audit Committee which indicated that the Company had certain significant deficiencies in its internal controls; and (b) orally advised the Company that when these significant deficiencies were considered in combination, they constituted a material weakness in internal controls; and (ii) in connection with its audit of the Company’s financial statements for the year ending December 31, 2004, Ernst & Young LLP issued a management letter to the Company, dated as of March 30, 2005 and presented to the Audit Committee on April 21, 2005, reiterating that, as of December 31, 2004, it had noted certain matters involving internal controls that it considered significant deficiencies and that the combination of these significant deficiencies constituted a material weakness in internal controls. The Company included a summary of these significant deficiencies, as well as remedial measures undertaken by the Company, in: (1) the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on December 30, 2004; (2) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 1, 2005; and (3) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005. The Company authorized Ernst & Young LLP to discuss the matters described in this paragraph with Grant Thornton LLP.

The Company requested that Ernst & Young LLP furnish the Company with a letter, addressed to the SEC, stating whether it agrees with the above statements which were included in the Form 8-K filed by the Company with the SEC on May 24, 2005 in order to report this change in principal accountants, and, if not, stating the respects in which it does not agree. Ernst & Young LLP furnished the Company with a letter, dated May 24, 2005, addressed to the SEC stating that it agrees with the statements made by the Company in such Form 8-K. A copy of this letter was filed as an exhibit to such Form 8-K.

On May 19, 2005, the Audit Committee appointed Grant Thornton LLP as principal accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2005, and in connection therewith, the Company’s internal control over financial reporting and management’s assessment thereof.

During the periods described above of each of the Company, the Predecessor, ALGM and NS Funding and from January 1, 2005 through May 19, 2005, none of the Company, the Predecessor or any of their respective subsidiaries consulted with Grant Thornton LLP with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company, the Predecessor or any of their respective subsidiaries’ financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event”, as each such term is used in Item 304(a).

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The board of directors, following the recommendation of the Nominating and Corporate Governance Committee, has recommended that Messrs. Adamski, Butcher, Hamamoto, Minami, Paglia, Scheetz and Sica and Ms. Hannaway, be elected to serve on the board of directors, each until the annual meeting of stockholders for 2008 and until his or her successor is duly elected and qualifies. For certain information regarding each nominee, see “Board of Directors” above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, a nominee should become unavailable to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company’s charter and bylaws.

Election of the director nominees named in this proposal requires the affirmative vote of a plurality of the votes cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of each director. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007. The board has endorsed this appointment. A representative of Grant Thornton LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2007 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

If this selection is not ratified by our stockholders, the Audit Committee and the board may reconsider its recommendation and endorsement, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

PROPOSAL NO. 3 :
APPROVAL OF AMENDMENT NO. 2 TO THE NORTHSTAR REALTY FINANCE CORP.
2004 OMNIBUS STOCK INCENTIVE PLAN

The Compensation Committee has recommended, and the Board of Directors has adopted, subject to approval of the Company’s stockholders, Amendment No. 2 to the Incentive Plan, and is recommending that stockholders approve Amendment No. 2 to the Incentive Plan at the Meeting. Amendment No. 2 to the Incentive Plan amends the Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 3,000,000 shares of common stock. The purpose of the Incentive Plan, as amended, is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to participants that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

Approval of Amendment No. 2 to the Incentive Plan requires, under the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the annual meeting, provided that the total votes cast on the matter represents more than 50% in interest of all shares entitled to vote thereon. For purposes of this proposal, abstentions will be treated as votes cast and will have the same effect as a vote against the matter. “Broker non-votes” will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

The Incentive Plan, as amended, provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, stock, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the Incentive Plan, as amended, include our directors, officers, employees, consultants and advisors. As amended, an aggregate of 8,933,038 shares of our common stock have been authorized and reserved for issuance under the Incentive Plan, as amended. Of this amount, an aggregate of 2,577,310 awards have been issued under the Incentive Plan, as amended. The number of shares reserved under the Incentive Plan, as amended, is also subject to equitable adjustment upon the occurrence of certain corporate events.

The Incentive Plan, as amended, may be administered by either our board of directors or any committee appointed by our board of directors in accordance with the requirements of Section 162(m) of the Internal Revenue Code (but only to the extent necessary and desirable to satisfy the requirements of Section 162(m) of the Internal Revenue Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act, the board or committee being referred to as the “plan administrator.” Our board of directors has delegated authority to the Compensation Committee to act as the plan administrator. The plan administrator may interpret the Incentive Plan, as amended, and may enact, amend and rescind rules, make all other determinations necessary or desirable for the administration of the Incentive Plan, as amended, and generally determine the terms and conditions of awards granted under the Incentive Plan, as amended.

We may issue incentive stock options or non-qualified stock options under the Incentive Plan, as amended. The incentive stock options granted under the Incentive Plan, as amended, are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. The option price of each stock option granted under the Incentive Plan, as amended, will be determined by the plan administrator and must be at least equal to the par value of a share of common stock on the date the stock option is granted and, in the case of an incentive stock option, may be no less than the fair market value of the stock underlying the option as of the date the incentive stock option is granted.

Stock appreciation rights may be granted under the Incentive Plan, as amended, either alone or in conjunction with all or part of any stock option granted under the Incentive Plan, as amended. A stock appreciation right granted under the Incentive Plan, as amended, entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator, with the plan administrator determining the form of payment.

Restricted common stock may be granted under the Incentive Plan, as amended. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted common stock. Participants with restricted common stock generally have all of the rights of a stockholder. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted common stock.

Other equity-based awards under the Incentive Plan, as amended, include grants of units of limited partnership interest in our operating partnership, which are structured as profits interests, or LTIP units. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under the Incentive Plan, as amended. Each LTIP unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of LTIP units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of partnership interest in our operating partnership, which equal per share distributions on our common stock. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units will be allocated specific items of our operating partnership’s income and gain and may over time achieve full parity with common units of limited partnership interest in our operating partnership for all purposes, and therefore accrete to an economic value equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be redeemed for an equal number of common units of our operating partnership at any time, and thereafter enjoy all the rights of common units of our operating partnership. Holders of common units of limited partnership interest in the operating partnership may elect to redeem their operating partnership units for cash or, at our election, an equivalent number of shares of our common stock. There are circumstances under which the LTIP units will not achieve full parity with common units of limited partnership interest. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The terms of the Incentive Plan, as amended, provide that the plan administrator may amend, suspend or terminate the Incentive Plan, as amended, at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder’s consent. The Incentive Plan, as amended, will terminate in October 2014.

A copy of Amendment No. 2 to the Incentive Plan is attached to this proxy statement as Appendix A.

The table below summarizes information, as of December 31, 2006, relating to the Company’s equity compensation plans pursuant to which grants of securities may be made from time to time. As of the record date for the annual meeting, a total of 3,389,705 shares are available for grant under our equity incentive plans and, of the awards issued under our equity incentive plans, 1,964,802 shares of restricted stock or LTIP units remain subject to time-based vesting.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance

Approved by Security Holders:
2004 Omnibus Stock Incentive Plan	1,683,130(1)	n/a	4,249,908
2004 Long-Term Incentive Bonus Plan	332,083(2)	n/a	33,977(2)
Total	2,015,213	n/a	4,283,885

(1)	Represents LTIP units.
(2)
As of December 31, 2006, the Compensation Committee of our Board of Directors had allocated an aggregate of 664,165 shares of our common stock to certain eligible participants as potential awards pursuant to the incentive bonus plan if we achieve the return hurdles established by the compensation committee for the two one-year performance periods beginning October 1, 2005 and October 1, 2006. We achieved the return hurdle for the first performance period and 332,083 shares were awarded to the eligible participants. If the return hurdle is achieved in the second performance period, eligible participants will be entitled to receive an aggregate of 332,083 additional shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF AMENDMENT NO. 2 TO THE NORTHSTAR REALTY FINANCE CORP.
2004 OMNIBUS STOCK INCENTIVE PLAN.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2008 annual meeting of stockholders if they are received by us on or before December 29, 2007. Stockholder proposals must be directed to the General Counsel, NorthStar Realty Finance Corp., at 399 Park Avenue, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of our bylaws, not later than January 28, 2008 and not earlier than December 29, 2007; provided, however, in the event that mailing of the notice for the 2008 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 27, 2008, a proposal by a stockholder to be timely must be delivered not earlier than the 120th day prior to the date that mailing of the notice for such meeting is first made and not later than 5:00 p.m., Eastern time, on the later of: (1) the 90th day prior to the date that mailing of the notice for such meeting is first made; or (2) the tenth day following the date on which public announcement of the date of the 2008 annual meeting of stockholders is first made.

INCORPORATION BY REFERENCE

In our filings with the Securities and Exchange Commission, or SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors, /s/ Albert Tylis Albert Tylis Executive Vice President and General Counsel

April 27, 2007

New York, New York

APPENDIX A

SECOND AMENDMENT
TO
NORTHSTAR REALTY FINANCE CORP.
2004 OMNIBUS STOCK INCENTIVE PLAN

A.    The NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan, as adopted by the Board of Directors (the “Board”) of NorthStar Realty Finance Corp. (the “Company”) on October 19, 2004 and approved by stockholders of the Company on October 20, 2004, and as amended by the Board of Directors on April 12, 2006, and approved by stockholders on May 23, 2006 (as so amended, the “Plan”) is hereby further amended as follows:

1.
Section 4(a) of the Plan is amended to increase the number of shares of common stock reserved and available for issuance under the Plan from 5,933,038 to 8,933,038 by replacing the existing text with the following:

“(a)
The total number of shares of Stock reserved and available for issuance under the Plan (the “Reserved Shares”) shall be 8,933,038 shares of Stock, subject to adjustment as set forth in Section 5 below. Such shares of Stock may consist, in whole or in part, of authorized and unissued shares of Stock or treasury shares.”

B.    Except as amended herein, the Plan is confirmed in all other respects.

C.    This Second Amendment shall be effective upon approval by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned certifies that the amendments set forth above were adopted by the Board on April 24, 2007.

NORTHSTAR REALTY FINANCE CORP. By: /s/ Albert Tylis Albert Tylis Executive Vice President and General Counsel

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APPENDIX B

Preliminary Copy — Subject to Completion

FORM OF PROXY CARD

NORTHSTAR REALTY FINANCE CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NORTHSTAR REALTY FINANCE CORP.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2007

The undersigned stockholder of NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), hereby appoints Andrew C. Richardson and Albert Tylis, or each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 24, 2007 at 10:00 a.m., local time, at the Omni Berkshire Place Hotel at 21 East 52nd Street — Sutton Room, New York, New York, and any postponements or adjournments thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present thereat, and to exercise all of the powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

*************

ANNUAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY FINANCE CORP.

[                       ]

Please date, sign and mail your proxy card in the envelope provided as soon as possible

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE T

Proposal 1.	Election of directors to serve on our Board of Directors. Nominees:

William V. Adamski	☐

Preston C. Butcher	☐

David T. Hamamoto	☐

Judith A. Hannaway	☐

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Wesley D. Minami	☐

Louis J. Paglia	☐

W. Edward Scheetz	☐

Frank V. Sica	☐

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

INSTRUCTION : To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here.    ☐

___________________________________________________________

Proposal 2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3.	Approval of Amendment No. 2 to the NorthStar Realty Finance Corp. 2004 Omnibus Stock Incentive Plan

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 4.	To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

☐	CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

This proxy, when properly executed, will be voted in the manner directed below. If this proxy is executed but no instruction is given, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2 and Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of NorthStar Realty Finance Corp.’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or name(s) appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title under signature(s). If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in authorization name by authorized person.

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